                                                                  EXHIBIT (a)(2)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                             HOUSE OF FABRICS, INC.
                                       BY

                          FCA ACQUISITION CORPORATION
                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                         FABRI-CENTERS OF AMERICA, INC.
                                       AT

                              $4.25 NET PER SHARE

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON FRIDAY, MARCH 6, 1998, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The Offer is conditioned upon, among other things, there being validly tendered a number of Shares which, when added to the Shares beneficially owned by the Parent, would represent at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase. The Offer is not conditioned on the receipt of financing.
                      ------------------------------------
                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     If a stockholder desires to tender Shares and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance may be directed to McDonald & Company Securities, Inc., the Dealer Manager, or to Corporate Investor Communications, Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                      ------------------------------------
                      The Dealer Manager for the Offer is:

                      MCDONALD & COMPANY SECURITIES, INC.
                                February 6, 1998

                               TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
Section 1.     Terms of the Offer.........................................................    2
Section 2.     Procedures for Tendering Shares............................................    3
Section 3.     Withdrawal Rights..........................................................    6
Section 4.     Acceptance for Payment and Payment.........................................    6
Section 5.     Certain Federal Income Tax Consequences....................................    7
Section 6.     Price Range of Shares; Dividends on the Shares.............................    8
Section 7.     Effect of the Offer on the Market for the Shares; Exchange Act
               Registration; Margin Regulations...........................................    8
Section 8.     Certain Information Concerning the Company.................................    9
Section 9.     Certain Information Concerning the Parent and the Purchaser................   11
Section 10.    Source and Amount of Funds.................................................   14
Section 11.    Background of the Offer....................................................   15
Section 12.    Purpose of the Offer; Plans for the Company................................   18
Section 13.    The Merger.................................................................   19
Section 14.    Certain Conditions of the Offer............................................   27
Section 15.    Certain Legal Matters......................................................   29
Section 16.    Fees and Expenses..........................................................   30
Section 17.    Miscellaneous..............................................................   31

SCHEDULE I
Directors and Executive Officers of the Parent and the Purchaser..........................   32

TO THE HOLDERS OF SHARES OF HOUSE OF FABRICS, INC.:

     FCA Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Fabri-Centers of America, Inc., an Ohio corporation (the "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of House of Fabrics, Inc., a Delaware corporation (the "Company"), at a price of $4.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of McDonald & Company Securities, Inc. ("McDonald & Company"), as Dealer Manager (in such capacity, the "Dealer Manager"), Harris Trust Company of New York, as Depositary (the "Depositary"), and Corporate Investor Communications, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated February 1, 1998 (the "Merger Agreement"), among the Purchaser, the Parent and the Company. The Merger Agreement provides, among other things, for the merger of the Purchaser with and into the Company (the "Merger") following the purchase of Shares pursuant to the Offer. In the Merger, each then outstanding Share (other than Shares owned by the Parent or any subsidiary of the Parent, Shares held as treasury shares by the Company, and Shares owned by stockholders who perfect appraisal rights under Delaware law) will be converted into the right to receive $4.25 per Share net in cash. See Section 13.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The Offer is subject to the fulfillment of a number of conditions (the "Offer Conditions"), including, among other things, there being validly tendered a number of Shares which, when added to the Shares beneficially owned by the Parent, constitutes at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase (the "Minimum Condition"). For purposes of this Offer, "on a fully diluted basis" means, as of any date, the number of Shares outstanding, together with Shares that the Company is then required to issue upon exercise of outstanding warrants and employee stock options (assuming all such warrants and options are then exercisable) or pursuant to any other obligation.

     According to representations made by the Company in the Merger Agreement, as of February 2, 1998, (i) 5,331,830 Shares were issued and outstanding, (ii) 907,758 Shares were reserved for future issuance upon exercise of outstanding employee stock options, and (iii) 376,158 Shares were reserved for future issuance upon exercise of Series B and Series C Warrants. According to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1997 (the "Company 10-Q"), no Shares were held by the Company in treasury as of October 31, 1997. As of the date of the Offer, the Parent owns 19,200 Shares and Alan Rosskamm, Chairman of the Board, President and Chief Executive Officer of the Parent, owns 100 Shares. See Section 9.

     Certain other Offer Conditions are described in Section 14. The Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the Offer Conditions (except that the Purchaser may not, without the consent of the Company, waive the Minimum Condition). See Sections 14 and 15. The Offer is not conditioned on the receipt of financing.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SECTION 1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, Eastern Standard Time, on Friday, March 6, 1998, unless the Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION, THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") AND THE SATISFACTION OF THE OTHER OFFER CONDITIONS SET FORTH IN SECTION 14. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

     The Merger Agreement provides that, at the Company's request, the Purchaser will extend the Expiration Date from time to time for up to an aggregate of ten business days following the Expiration Date if the Minimum Condition is not fulfilled prior to 12:00 p.m. on the Expiration Date. The Merger Agreement also provides that the Purchaser may, in its discretion, extend the Expiration Date to the extent required by applicable law, if the Minimum Condition or any of the other Offer Conditions are not satisfied, or if less than 90% of the outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer. Extension of the Expiration Date would delay the acceptance for payment of and the payment for any Shares. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 3. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If, by the Expiration Date (including any extension required by the Merger Agreement), any or all of the Offer Conditions have not been satisfied or waived, the Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) waive all the unsatisfied Offer Conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date (except that the Purchaser may not, without the consent of the Company, accept for payment any Shares so tendered unless the Minimum Condition has been satisfied), (c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (d) amend the Offer. The Merger Agreement provides that the Purchaser may not decrease the price payable in the Offer, change the form of consideration payable in the Offer, change the Offer Conditions, impose additional conditions to the Offer, or change any other terms of the Offer in a manner adverse to the holders of the Shares, except that the Purchaser may extend the Expiration Date to the extent required by applicable law, if any of the Offer Conditions are not satisfied, or if less than 90% of the outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer.

     The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights pursuant to Section 14. There can be no assurance that the Purchaser will exercise its right to extend the Offer beyond the period required by the Merger Agreement. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, or the first opening of The NASDAQ Stock Market ("NASDAQ") on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders and investor response.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

SECTION 2. PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Co. (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the Share Certificates, representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after February 5, 1998. All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special, adjourned or postponed meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

     Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and the payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31% of the amount of such payment. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

SECTION 3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 6, 1998.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, the Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. See Section 15. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder of the same class pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates for any such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to the Parent, or to one or more direct or indirect wholly owned subsidiaries of the Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

SECTION 5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

     If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the Shares exceeds one year. In addition, any gain on the sale of Shares by an individual may be taxed at the maximum rate of 20% if, as of the date of sale, the Shares were held by such individual for more than 18 months.

     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED AS COMPENSATION OR WITH

RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

     The Shares are listed on NASDAQ under the symbol HFAB. The following table sets forth the high and low closing sales prices per Share for the last two years as reported on NASDAQ, together with the per Share dividends paid by the Company during the same period of time as reported in publicly available sources. The Shares began trading on August 1, 1996 concurrent with the emergence of the Company from Chapter 11 reorganization. Prices for the common shares of the Company prior to that date are not comparable and, accordingly, are not shown below.

                                                                HIGH       LOW      DIVIDENDS
                                                                -----     -----     ---------
    Year Ended
    January 31, 1997:
         First quarter........................................    n/a       n/a       $0.00
         Second quarter.......................................    n/a       n/a        0.00
         Third quarter........................................  $5.25     $3.25        0.00
         Fourth quarter.......................................   6.00      2.38        0.00
    Year Ended
    January 31, 1998:
         First quarter........................................  $5.50     $3.50       $0.00
         Second quarter.......................................   3.88      2.13        0.00
         Third quarter........................................   2.63      1.88        0.00
         Fourth quarter.......................................   3.25      1.69        0.00

     On January 30, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement and the Purchaser's intention to commence the Offer, the closing sale price for the Shares was $3.19 per Share. On February 5, 1998, the last full trading day before commencement of the Offer, the closing sale price for the Shares was $4.06 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

SECTION 7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT
           REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending on the number of Shares purchased in the Offer, the Shares may no longer meet the requirements of NASDAQ for continued listing. According to NASDAQ's published guidelines, NASDAQ would consider delisting the Shares if, among other things, (i) the number of Shares publicly held should fall below 200,000, (ii) the number of persons holding Shares should fall below 400 and the number of persons holding at least 100 Shares should fall below 300, or (iii) the aggregate market value of publicly held Shares should fall below $1,000,000. According to the Company's Annual Report on Form 10-K for the year ended January 31, 1997 (the "Company 10-K"), there were approximately 4350 holders of record of Shares as of April 21, 1997. If NASDAQ were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or market or through other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders of Shares, the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are not currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of preventing brokers from extending credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would be less likely to constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board.

SECTION 8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal offices at 13400 Riverside Drive, Sherman Oaks, California 91423-2598. The Company's principal line of business is operating retail home sewing/craft outlets in the United States. The Company is one of the largest home sewing/craft retailers in the United States, operating 262 Company-owned stores in 27 states as of October 31, 1997. The Company was incorporated in 1946 and has been in retail fabric and notions business since that date.

     The Company's sales consist of fabrics, sold by the yard and used principally for clothing, home decorating and crafts, sewing notions and accessories, crafts, and sewing machines and related accessories. Needlecrafts and sewing machines are sold in substantially all of the Company's stores.

     All of the Company's stores located west of the Rocky Mountains are operated under the names "House of Fabrics," "Fabricland" or "Fabric King." Its stores in other states are operated under the name "So-Fro Fabrics" or "House of Fabrics." The Company operates substantially all of its stores in leased premises, principally in neighborhood shopping centers or stand-alone locations, and does not engage in any franchising activity. The Company's stores range in size, generally between 10,000 and 29,000 square feet.

     The Company has historically purchased finished goods directly from mills and manufacturers and formerly had a facility in South Carolina for processing and warehousing merchandise for distribution to its stores. The Company sold its South Carolina facility in November 1996. Processing and warehousing is currently contracted out to third parties with facilities on the West Coast of the United States and in the Northeastern part of the United States.

     On November 2, 1994, the Company and four of its former subsidiaries filed separate voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court"). On July 10, 1996, the Bankruptcy Court confirmed the Third Amended Joint Plan of Reorganization (the "Plan") of the Company and its subsidiaries. On July 31, 1996, all conditions required for the effectiveness of the Plan were achieved, and the Plan became effective.

     In accordance with the Plan, the Company issued the Shares as its newly reorganized common stock (the "New Common Stock"), including shares of the New Common Stock issuable upon resolution of claims. As of October 31, 1997, 5,331,830 shares of the New Common Stock were issued, including 188,079 shares issued upon the exercise of Series A Warrants, pursuant to the Plan. The secured bank group received approximately 257,000 shares (or 5%) of the New Common Stock. Holders of general unsecured claims that were not covered by insurance received approximately 4,776,000 shares (or 93%) of the New Common Stock. Holders of the old common stock of the Company received a pro-rata distribution of approximately 103,000 shares (or 2%) of the New Common Stock (subject to dilution), plus warrants to purchase additional shares of the New Common Stock. A total of 188,079 Series A Warrants were exercised by the deadline of April 29, 1997, out of 257,381 issued. Each warrant exercised was converted into one share of the New Common Stock for a price of $3.02 per share and entitles the holder to a Series B Warrant which may be exercised at a later date for a different price. Warrants not exercised have no further rights.

     Set forth below is certain selected financial information with respect to the Company excerpted from the information contained in the Company 10-K and the Company 10-Q. Because the assets and liabilities of the Company were restated to reflect their reorganization value upon emergence of the Company from Chapter 11 proceedings, the Company is referred to as "Predecessor Co." for periods prior to August 1, 1996 and "Successor Co." for periods thereafter. In addition, per share data for periods prior to August 1, 1996 have been omitted as these amounts do not reflect the current capital structure of the Company and therefore are not comparable. More comprehensive financial information is included in the Company 10-K, the Company 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such information. The Company 10-K, the Company 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                             HOUSE OF FABRICS, INC.
                         SELECTED FINANCIAL INFORMATION

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                       NINE MONTHS ENDED                   FISCAL YEAR ENDED
                                          OCT 31, 1996                        JAN 31, 1997
                               ----------------------------------  ----------------------------------
                 NINE MONTHS    THREE MONTHS       SIX MONTHS        SIX MONTHS        SIX MONTHS          FISCAL YEAR ENDED
                    ENDED           ENDED             ENDED             ENDED             ENDED        --------------------------
                 OCT 31, 1997   OCT 31, 1996      JULY 31, 1996     JAN 31, 1997      JULY 31, 1996    JAN 31, 1996  JAN 31, 1995
                 ------------  ---------------  -----------------  ---------------  -----------------  ------------  ------------
                               (SUCCESSOR CO.)  (PREDECESSOR CO.)  (SUCCESSOR CO.)  (PREDECESSOR CO.)
INCOME STATEMENT
  DATA:
  Net sales.....   $165,806       $  69,953         $ 111,355         $ 143,324         $ 111,355        $333,501      $416,276
  Income (loss)
    before
   extraordinary
    items.......    (10,825)            520           (37,366)              925           (37,366)        (70,367)      (95,385)
  Net income
    (loss)......    (10,825)            520            63,593               925            63,593         (70,367)      (95,385)
BALANCE SHEET
  DATA (AT END
  OF PERIOD):
  Working
    capital.....   $ 28,387       $  28,231               N/A         $  38,789               N/A        $ 99,149      $179,696
  Total
    assets......    139,545         159,070               N/A           137,830               N/A         230,554       327,597
  Long-term
    debt........        551             908               N/A               903               N/A              80           309
  Stockholders'
    equity......     30,113          39,672               N/A            40,387               N/A         (15,343)       55,024
PER COMMON
  SHARE:
  Net earnings
    before
   extraordinary
    items.......     ($2.05)          $0.10               N/A             $0.18               N/A             N/A           N/A
  Net
    earnings....      (2.05)           0.10               N/A              0.18               N/A             N/A           N/A
  Net
  earnings -- assuming
    full
    dilution....      (2.05)           0.10               N/A              0.18               N/A             N/A           N/A

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549-1004, and at the following regional offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549-1004. Such material should also be available on-line through EDGAR, which is located on the Commission's public access site at http://www.sec.gov.

     Company Information. The information concerning the Company contained in this Offer to Purchase has been supplied by the Company for inclusion herein or has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor the Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

SECTION 9. CERTAIN INFORMATION CONCERNING THE PARENT AND THE PURCHASER

     The Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of the Parent which to date has not conducted any business other than in connection with the Offer and the Merger. The Parent is an Ohio corporation. The principal executive offices of the Parent and the Purchaser are located at 5555 Darrow Road, Hudson, Ohio 44236.

     The Parent is the nation's largest retailer serving the fabric and craft industry. The Parent was incorporated in February 1951; however, the business conducted by its predecessors began in 1943 when the first store was opened in Cleveland, Ohio offering fabrics and notions for sale under the name "Cleveland Fabric Shops." The Parent's stores currently do business under the names of "Jo-Ann Fabrics and Crafts," "Jo-Ann etc," "Cloth World" and "New York Fabrics."

     As of February 1, 1997, the Parent operated 914 stores in 48 states offering a wide variety of competitively priced items, including fashion, decorator, quilting and craft fabrics, notions, patterns, craft components, seasonal merchandise and silk and dried flowers. The Parent had 864 stores in operation during fiscal year 1997, with average sales of $1,021,000 per store.

     In October 1994, the Parent acquired Cloth World, a division of Brown Group Inc., a chain of fabric stores located primarily in the southern half of the United States, a market not served by the Parent at that time. Throughout fiscal 1996, the Parent converted 302 Cloth World stores to the Jo-Ann Fabrics and Crafts format, adding to these stores a broad selection of craft, floral and seasonal merchandise. The average investment per converted store was approximately $60,000 for leasehold improvements and additional fixtures and $100,000 for incremental inventory.

     In fiscal 1996, the Parent opened an expanded research and development store in Hudson, Ohio under the name of Jo-Ann etc (experience the creativity). The 45,000 square foot store is about three times larger than the Parent's standard new store format. The etc store offers a significantly more extensive fabric and craft assortment, a wide array of services and numerous merchandise demonstrations and classes. The Company opened six Jo-Ann etc stores in a variety of geographic markets during fiscal 1998.

     The Parent's stores are located primarily in high-traffic strip shopping centers and average approximately 12,700 square feet. At the end of fiscal year 1997, 90 percent of the Parent's stores were over 9,000 square feet. The Parent owns substantially all of the fixtures in its stores. The Parent believes that it effectively utilizes its selling space and that its equipment is maintained and suitable for its requirements. It is the Parent's practice to transfer fixtures and inventory from closed stores to new or existing stores. During fiscal year 1997, the average investment in each new store was approximately $135,000 for leasehold improvements and additional fixtures.

     Each of the Parent's stores offers a wide variety of merchandise primarily for customers to make their own clothing and to complete home decorating and craft projects. The stores also feature seasonal and holiday merchandise. The products offered by major category are as follows: fabrics, including a wide assortment of apparel fabrics, quilting, crafting, drapery and upholstery; notions, including cutting implements, trimmings, buttons, threads, ribbons, zippers and sewing accessories such as needles, pins and elastic; craft supplies, including those used for stitchery, stenciling, woodworking, doll making, fabric painting, jewelry making and artificial floral arranging; and seasonal merchandise, including items for Easter, Halloween, Thanksgiving and the Christmas holidays.

     Set forth below is a summary of certain consolidated financial information with respect to the Parent and its subsidiaries excerpted or derived from the information contained in the Parent's Annual Report on Form 10-K for the year ended February 1, 1997 (the "Parent 10-K"), and the Parent's Quarterly Reports on Form 10-Q for the quarters ended November 1, 1996 and 1997 (the "Parent 10-Qs"). More comprehensive financial information is included in the complete financial statements of the Parent contained in the Parent 10-K and the Parent 10-Qs on file with the Commission, and such financial statements are incorporated herein by reference.

                         FABRI-CENTERS OF AMERICA, INC.
                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                        THIRTY-NINE WEEKS
                                              ENDED                      FISCAL YEAR ENDED
                                      ----------------------    -----------------------------------
                                       NOV 1,       OCT 26,      FEB 1,       JAN 27,      JAN 28,
                                        1997         1996         1997         1996         1995
                                      ---------    ---------    ---------    ---------    ---------
INCOME STATEMENT DATA:
  Net Sales.........................   $663,480     $621,480     $928,951     $834,617     $677,279
  Income before extraordinary
     item...........................     10,905        6,615       24,603       17,458       11,734
  Net earnings......................      9,769        6,615       24,603       17,458       11,734
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Working capital...................   $199,485     $220,538     $177,047     $232,157     $198,247
  Total assets......................    481,003      493,057      429,180      479,648      427,304
  Long-term debt....................     88,500      136,883       72,083      155,483      126,983
  Stockholders' equity..............    215,284      180,252      199,410      180,963      161,719
PER COMMON SHARE:
  Net earnings before extraordinary
     items..........................      $0.56        $0.36        $1.30        $0.91        $0.63
  Net earnings......................       0.50         0.36         1.30         0.91         0.63
  Net earnings -- assuming full
     dilution.......................       0.50         0.36         1.26         0.89         0.63

     Available Information. The Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of the Parent's securities and any material interest of such persons in transactions with the Parent is required to be disclosed in proxy statements distributed to the Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission (and on-line through EDGAR) as set forth with respect to the Company in Section 8.

     Forward-Looking Statements. Certain statements contained in this Offer to Purchase that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties. When used herein, the terms "anticipates," "plans," "expects," "believes" and similar expressions as they relate to the Parent, the Purchaser or their respective managements are intended to identify such forward looking statements. The Parent's and the Purchaser's actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, changes in customer demand, changes in trends in the fabric and craft industry, changes in the competitive pricing for products, the impact of competitor store openings and closings, the availability of acceptable store locations, the availability of merchandise and general economic conditions.

     Beneficial Ownership of Company Securities, Transactions with the Company, etc. As of the date of the Offer, the Parent owns 19,200 Shares, which represents approximately 0.36% of the issued and outstanding Shares of the Company, and Alan Rosskamm owns 100 Shares, which represents less than 0.002% of the issued and outstanding Shares of the Company. The Parent purchased on the open market, through McDonald & Company as its broker, 9,200 Shares on January 22, 1998 at a price of $2.125 per Share and 10,000 Shares on January 27, 1998 at a price of $2.25 per Share. The Parent also holds 10 shares of old common stock of the Company which were not converted into the New Common Stock of the Company (i.e., the Shares) upon the Company's emergence from Chapter 11 reorganization.

     Except as set forth in this Offer to Purchase, neither the Purchaser, the Parent nor, to the best knowledge of the Purchaser or the Parent, any of the persons listed in Schedule I hereto, or any associate or majority owned subsidiary of such persons, beneficially owns any equity security of the Company, and neither the Purchaser, the Parent nor, to the best knowledge of the Purchaser or the Parent, any of the persons listed in Schedule I hereto, any associate or majority owned subsidiary of such persons, or any of their respective directors, executive officers or subsidiaries, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, neither the Purchaser, the Parent nor, to the best knowledge of the Purchaser or the Parent, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Purchaser, the Parent nor, to the best knowledge of the Purchaser or the Parent, any of the persons listed in Schedule I hereto has had any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, the Parent or, to the best knowledge of the Purchaser or the Parent, any of the persons listed in Schedule I hereto or any subsidiary of such persons, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

SECTION 10. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $24 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from the Parent.

     The Parent plans to obtain funds for such capital contribution through a combination of cash on hand and borrowings under its existing Credit Agreement, dated as of September 30, 1994, as amended on June 2, 1997, among the Parent, various financial institutions (the "Bank Group") and KeyBank National Association (formerly Society National Bank), as Agent (the "Credit Facility"). The Credit Facility, which is unsecured, provides for revolving credit of up to $200 million for general corporate purposes through May 31, 2001. As of the date of the Offer, there is approximately $10 million of outstanding indebtedness under the Credit Facility. Interest on borrowings under the Credit Facility is payable at an applicable margin over prime, federal funds or LIBOR rates. The applicable margin ranges between 0.25 percent and 1.00 percent, based on the achievement of specified ranges of certain financial covenants. The Credit Facility contains financial covenants which limit the Parent's capital expenditures and defined leverage ratio, as well as require the Parent to maintain a minimum tangible net worth, fixed charge coverage ratio and current funded indebtedness ratio. The Parent has an interest rate cap agreement with one of the banks in the Bank Group which extends to June 24, 1998. The interest rate cap establishes a maximum interest rate payable when the variable rate exceeds a certain rate. The total notional amount under the interest rate cap is $20 million, having a capped LIBOR rate of 7.5 percent.

     Although no definitive plan or arrangement for repayment of borrowings under the Credit Facility has been made, the Parent anticipates such borrowings will be repaid with internally generated funds (including, if the Merger is accomplished, those of the Company) and from other sources which may include the proceeds of future refinancings. No decision has been made concerning the method the Parent will use to repay the borrowings under the Credit Facility. Such decision will be made based on the Parent's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as the Parent may deem appropriate.

SECTION 11. BACKGROUND OF THE OFFER

     In the Spring of 1994, the Parent and the Company had extensive discussions about a possible merger of the Company with a wholly owned subsidiary of the Parent. In the transaction discussed at that time, outstanding shares of common stock of the Company would have been converted into the right to receive shares of common stock of the Parent. Prior to the execution of a definitive merger agreement, these discussions terminated.

     After termination of the discussions with the Company, the Parent pursued an acquisition of substantially all the assets of Cloth World, Inc., a subsidiary of Brown Group, Inc. that operated approximately 342 stores selling craft, home decorating and sewing fabrics and notions, patterns and sewing machines. The Parent entered into a definitive asset acquisition agreement with Cloth World and Brown Group in August 1994 and closed the acquisition in October 1994.

     In November 1994, the Company and four of its former subsidiaries filed separate voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Proceedings") in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court").

     In the Summer of 1995, the Parent expressed an interest in buying assets of the Company as part of a plan of reorganization in the Bankruptcy Proceedings and asked for information needed to evaluate the Company and its business. In July 1995, the Parent and the Company entered into a confidentiality agreement covering all such information furnished by the Company to the Parent and its advisors. At least two other entities expressed an interest in the Company and executed confidentiality agreements.

     From December 1995 through March 1996, the Parent held discussions with the Company and certain of its creditors regarding the possible terms of an acquisition by the Parent. In March 1996, the Parent submitted a proposal to purchase, as part of a plan of reorganization of the Company and its subsidiaries in the Bankruptcy Proceedings, substantially all of the assets of the Company and its subsidiaries, other than deferred taxes and tax refunds, the Company's office building and leasehold interests in the Company's warehouse and processing facility in South Carolina, for $118.8 million in cash, subject to significant adjustments for changes in the book value of the assets, but without the assumption of any liabilities other than certain store leases. The Company also received a proposal from another entity. The Company's Board of Directors, after discussion with the representatives of its secured creditors, unsecured creditors committee and the equity holders committee, rejected both proposals as inadequate.

     On July 10, 1996, the Bankruptcy Court confirmed the Third Amended Joint Plan of Reorganization of the Company and its subsidiaries (the "Plan"). On July 31, 1996, all conditions required for the effectiveness of the Plan were satisfied.

     In January 1997, the Company was approached by another entity regarding a possible acquisition of the Company. That entity executed a confidentiality agreement and commenced due diligence. On January 24, 1997, the Company retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as its exclusive financial advisor in connection with the Company's evaluation of strategic alternatives, including a possible sale, merger or other business combination. DLJ received a $100,000 retainer fee at the time of its engagement. In the course of the engagement DLJ investigated a number of strategic alternatives including the sale of the Company and the possibility of raising additional equity capital with new investors. The entity that had expressed interest prior to DLJ's engagement ultimately declined to make an offer for the Company after completing its due diligence. That entity did express interest in purchasing specific stores; the Company, however, determined that such a sale was not in the best interests of the Company and discussions with that entity ceased in April, 1997. Other parties contacted by DLJ did not return with proposals the Company wished to pursue.

     In May 1997, the Company was approached by the Parent regarding the purchase by the Parent of certain of the Company's stores; the Company determined, however, that such a sale was not in the best interests of the Company.

     In June, 1997, the Company and DLJ mutually determined that DLJ would not continue to be actively involved in the Company's efforts to procure the additional capital it was seeking.

     In August 1997, the Company retained F.M. Roberts & Company, Inc. ("F.M. Roberts") to advise it on financing alternatives and enhancing shareholder value. F.M. Roberts contacted approximately 10 entities that were possible sources of capital financing for the Company or that might be interested in acquiring the Company. On September 26, 1997, Fredric Roberts, President of F.M. Roberts, telephoned Alan Rosskamm, Chairman of the Board, President and Chief Executive Officer of the Parent, to determine whether the Parent was interested in acquiring the Company.

     On October 24, 1997, Mr. Roberts and Mr. Rosskamm spoke again by telephone. At that time, Mr. Roberts advised Mr. Rosskamm that the Company was continuing to explore the possibility of capital financing and that, if the Parent wished to submit a proposal to acquire the Company, it should do so before the financing was completed.

     On October 27, 1997, Mr. Rosskamm telephoned Donald L. Richey, President and Chief Executive Officer of the Company, and told him that the Parent was considering an acquisition of the Company and was prepared to move quickly.

     On October 30, 1997, the Parent and the Company entered into a confidentiality agreement covering information furnished by the Parent to the Company and its advisors in connection with their evaluation of a possible transaction with the Company.

     On November 26, 1997, Brian P. Carney, Executive Vice President and Chief Financial Officer of the Parent, had a telephone conversation with John E. Labbett, Executive Vice President-Chief Financial Officer of the Company, to request information about the Company and to express an interest in a face-to-face meeting. Following the discussion, Mr. Labbett faxed to Mr. Carney a copy of the Company's third quarter press release, which had been made public that day.

     On December 2, 1997, Mr. Carney sent to Mr. Labbett a letter requesting additional information and materials relating to the Company.

     On December 11, 1997, the Company entered into a Commitment Letter with Chiplease, Inc., which provided that Chiplease, Inc. would make an investment of $10 million in the Company through the purchase of common stock, preferred stock and warrants. The Commitment Letter provided that the commitment to invest by Chiplease, Inc. was subject to, among other things, the execution of a mutually satisfactory definitive purchase agreement by January 15, 1998 and the completion by Chiplease, Inc. of such due diligence as it deemed appropriate. The Company and Chiplease, Inc. were unable to agree on the definitive terms of the proposed investment by Chiplease, Inc. and, on January 15, 1998, the Commitment Letter terminated by its terms.

     On December 16, 1997, Mr. Carney and other representatives of the Company and its financial advisor, McDonald & Company, met in Santa Monica, California, with Mr. Richey, Mr. Labbett, R.N. Hankin, Chairman of the Board of the Company, and representatives of F.M. Roberts to review the information and materials requested by Mr. Carney in his letter of December 2, 1997 to Mr. Labbett.

     On January 9, 1998, Mr. Carney and Timothy Lemieux, Director of Systems Development of the Parent, participated in a telephone call with Mr. Labbett and representatives of the firm retained by the Company to install point-of-sale equipment. The purpose of the call was to determine the compatibilities of the hardware and software platforms used by the Company and the Parent at their respective stores.

     On January 9, 1998, Mr. Roberts wrote a letter formally inviting interested parties, including the Parent, to submit a non-binding indication of interest in an acquisition of the Company and specifying the information to be contained in the indication of interest.

     On January 14, 1998, the Parent's Board of Directors met to discuss the advisability of an acquisition of the Company by the Parent, as well as the terms and conditions of such an acquisition. J.W. Sean Dorsey of McDonald & Company, financial advisor to the Parent, participated in the meeting by conference telephone. A preliminary draft of the Merger Agreement was sent to each of the directors prior to the meeting. At the meeting, the Parent's directors unanimously approved the acquisition on the terms discussed.

     On January 16, 1998, the Parent submitted a non-binding proposal for the acquisition of the Company. The principal terms of that proposal were: (1) a price of $4.10 per share in cash, subject to reduction if the Company's secured lender did not waive the termination fee payable under the Company's existing financing arrangement or the Company's investment bankers did not agree to cap their fees at $1,500,000 in the aggregate, (2) the acquisition to be structured as a tender offer followed by a merger in which non-tendering stockholders of the Company would receive the same cash price as was paid in the tender offer,
(3) prompt filing by the Parent and the Company of their Notification and Report Forms under the HSR Act, and (4) an agreement by the Company not to solicit or encourage acquisition proposals from other bidders or to furnish nonpublic information to other bidders. The members of the Company's Board of Directors were informed as to the content of the Parent's non-binding proposal.

     On January 19, 1998, the Parent submitted to the Company a draft of the Merger Agreement and a Stock Option Agreement, that provided for the grant by the Company to the Parent of an option to purchase Shares comprising 19% of the outstanding Shares prior to exercise of the option (the "Lock-up Option").

     On January 20, 1998, the Company's Board of Directors met and reviewed the proposal from the Parent. Mr. Roberts and Richard Boehmer of O'Melveny & Myers LLP, counsel to the Company, discussed the proposal with the Board. The Board concluded that the Company's management, Mr. Roberts and counsel should discuss the proposal further with the Parent and report back to the Board regarding their discussions.

     Following discussions between Mr. Roberts and Mr. Dorsey, on January 22, 1998, the Parent increased the price to $4.25 per share in cash, removed the provision for a reduction of the price and clarified the extent of the due diligence to be conducted by the Parent prior to the execution of a definitive Merger Agreement. On January 22, 1998, Mr. Richey wrote Mr. Rosskamm and agreed not to engage in discussions with third parties about a merger with the Company until February 6, 1998 or the earlier termination of discussions between the Parent and the Company.

     On January 27 and 28, 1998, representatives of the Parent met with representatives of the Company, F.M. Roberts and counsel to the Company to negotiate the terms of the Merger Agreement. During the course of those discussions, a number of issues were addressed, including the amount of the Termination Fee requested by the Parent, the proposed Offer Conditions, and the extent of the representations, warranties and covenants to be made by the Company in the Merger Agreement. As a result of these discussions, representatives of the Parent agreed to drop their request for the Lock-up Option, to decrease the amount of the Termination Fee being requested and to eliminate or revise certain of the Company's representations, warranties and covenants.

     On January 28, 1998, the Company's Board of Directors met. Mr. Roberts and Mr. Boehmer summarized for the Board the negotiations to date with the Parent and discussed open issues, including the extent of the representations and warranties requested by the Parent, the Termination Fee demanded by the Parent and the proposed Offer Conditions.

     On January 29, 1998, the then current draft of the Merger Agreement was provided to all of the directors of the Company. Also, the Company requested that DLJ review the proposed transaction and, when requested by the Company, to deliver an opinion as to the fairness from a financial point of view of the consideration to be received by the Company stockholders in the proposed transaction. The Company and DLJ then signed a letter agreement confirming DLJ's fee for such an opinion and waiving certain other fees which had been provided for in the agreement the Company had signed with DLJ on January 24, 1997.

     On January 30, 1998, counsel to the Parent and the Company exchanged comments on a draft of the Merger Agreement and continued to discuss open issues, including the amount of the Termination Fee and wording of the Offer Conditions.

     On February 1, 1998, the Company's Board of Directors met to consider the proposed transaction with the Parent. Mr. Boehmer reviewed with the Board the proposed terms of the Merger Agreement in detail. The Board continued to be concerned regarding the amount of the proposed Termination Fee and the wording of the Offer Condition regarding the possible divestiture of stores by the Parent. The Board instructed Mr. Roberts to contact the Parent regarding these matters. Mr. Roberts telephoned Mr. Carney, and they agreed on a further reduction in the amount of the Termination Fee and on the wording of the Offer Conditions. A revised draft of the Merger Agreement was prepared reflecting the changes.

     The Company's Board of Directors reconvened later on February 1, 1998. At that meeting, Mr. Boehmer described the terms of the proposed Merger Agreement. Representatives of DLJ joined the meeting and made a presentation to the Company's Board of Directors. After the presentation, DLJ delivered its written opinion that the consideration to be received by the stockholders of the Company pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. The Company's Board of Directors then unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, were fair to the stockholders of the Company, approved the Merger Agreement, and recommend that the Company's stockholders tender their shares of Common Stock pursuant to the Offer and, if applicable, approve the Merger Agreement and the transactions contemplated therein, including the Merger.

SECTION 12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

     Purpose. The purpose of the Offer and the Merger is to enable the Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Shares owned by the Parent or any of its subsidiaries, Shares held as treasury shares by the Company, and Shares owned by stockholders who perfect appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid by the Purchaser pursuant to the Offer. Although it is the Purchaser's intention to consummate the Merger as promptly as practicable, there can be no assurance that the Merger will be consummated or, if consummated, of the timing thereof. In addition to approval by the Company's Board of Directors, which occurred on February 1, 1998, consummation of the Merger will require the affirmative vote of the holders of a majority of the Shares; except that, if the Purchaser purchases 90% or more of the Shares pursuant to the Offer, the Merger could be consummated without the approval of the stockholders through a "short form" merger (described below in Section 13).

     Plans for the Company. In connection with the Offer and the Merger, the Parent and the Purchaser have reviewed and will continue to analyze, on the basis of available information, various possible business strategies that they might pursue in the event that the Purchaser acquires the Company pursuant to the Offer and the Merger.

     At present, the Parent expects to close a number of stores in markets currently served by both the Parent and the Company, although exact number or location of the stores to be closed has not yet been determined. The Parent also expects to close the Company's headquarters in Sherman Oaks, California. Some of the headquarters staff will be given an opportunity to relocate to the Parent's headquarters in Hudson, Ohio. The closure of stores and the Company's headquarters will, however, result in a net reduction in the Company's workforce. The Parent expects to provide to those employees of the Company that are retained benefits that are, in the aggregate, substantially comparable to those provided by the Parent to its own employees in similar positions. The Parent has agreed to pay Donald L. Richey, President and Chief Executive Officer of the Company, approximately $210,000 as a "stay on" bonus for Mr. Richey to assist the Parent in assimilating the Company into the Parent's operations. In addition, following completion of the Merger, the Parent may change the dividend policy of the Company in order to meet the cash requirements of the Parent and its subsidiaries, as well as those of the Company.

     Except as described in this Offer to Purchase, the Parent and the Purchaser have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company, or any material changes in the Company's present capitalization, employee benefit plans, corporate structure or business or any material changes or reductions in the composition of its management or personnel. Except as so described, the Parent and the Purchaser have no present plans or proposals to establish, terminate, convert or amend employee benefit plans, close any retail store of the Company, change or reduce the workforce of the Company or make any other major changes in its business or policies of employment.

SECTION 13. THE MERGER

     The Merger Agreement. The following is a summary of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which has been filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference.

          The Tender Offer. Pursuant to the terms of the Merger Agreement, the Purchaser has agreed to, and the Parent has agreed to cause the Purchaser to, offer to purchase each outstanding Share of the Company tendered pursuant to the Offer at a price of $4.25 per share, net to the seller in cash, and to cause the Offer to remain open until the close of business on the twentieth business day after the commencement of the Offer. The obligations of the Purchaser and the Parent to consummate the Offer and to accept for payment and purchase the Shares tendered in the Offer is subject only to the Offer Conditions. At the Company's request, the Purchaser will, and the Parent will cause the Purchaser to, extend the expiration date of the Offer from time to time for up to an aggregate of ten business days following the Expiration Date if the Minimum Condition is not fulfilled prior to 12:00 p.m. on the Expiration Date. The Purchaser will not decrease the price payable in the Offer, change the form of consideration payable in the Offer, reduce the number of Shares subject to the Offer, change the Offer Conditions, impose additional conditions to its obligation to consummate the Offer and to accept for payment and purchase Shares tendered in the Offer, or change any other terms of the Offer in a manner adverse to the stockholders of the Company, except that the Purchaser may extend the Expiration Date to the extent required by applicable law, if any of the Offer Conditions are not satisfied, or if less than 90% of the outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer.

          The Company has agreed to include in its Tender Offer Solicitation/Recommendation Statement filed with the Commission on Schedule 14D-9 a recommendation by the Company's Board of Directors that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer. The Company's Board of Directors has resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and has received an opinion from DLJ that, as of the date of such opinion, the cash consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view.

          Board Designees. The Merger Agreement provides that promptly following the purchase by the Purchaser pursuant to the Offer of that number of Shares which, when aggregated with the Shares then owned by the Parent and any of its affiliates, represents at least a majority of the Shares then outstanding on a fully diluted basis, the Company will, if requested by the Purchaser or the Parent, take all actions necessary to cause persons designated by the Purchaser to become directors of the Company so that the total number of directors so designated equals the product, rounded up to the next whole number, of (i) the total number of directors of the Company multiplied by (ii) the ratio of the number of Shares beneficially owned by the Purchaser or its affiliates at the time of such purchase over the number of Shares then outstanding. In furtherance thereof, the Company will take whatever action is necessary, including, but not limited to, amending the Company's bylaws to increase the size of its Board of Directors, or using reasonable efforts to secure the resignation of directors, or both, as is necessary to permit that number of the Purchaser's designees to be elected to the Company's Board of Directors; provided that, prior to the Effective Time (as defined below), the Company's Board of Directors will always have at least two members who are currently directors of the Company, except to the extent that no such individuals wish to be directors ("Continuing Directors"). The Company's obligations to appoint designees to its Board of Directors will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Parent and the Purchaser will supply to the Company and will be solely responsible for any information with respect to either of them and their nominees, officers, directors, and affiliates required by Section 14(f) and Rule 14f-1. The Company will promptly take all actions required pursuant to
     Section 14(f) and Rule 14f-1 in order to fulfill these obligations and (provided that the Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to the Purchaser's designees) will include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Following the election or appointment of the

     Purchaser's designees, any amendment to the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations of the Purchaser or the Parent under the Merger Agreement (except as expressly permitted under the Merger Agreement), any recommendation to stockholders or any modification or withdrawal of any such recommendation, any retention of counsel and other advisors in connection with the transactions contemplated by the Merger Agreement, or any waiver of any of the Company's rights under the Merger Agreement will require the concurrence of a majority of the Continuing Directors, unless no individuals who are currently directors of the Company wish to be directors.

          The Merger. Pursuant to the terms of the Merger Agreement, the Purchaser will be merged with and into the Company in accordance with the Delaware General Corporate Law (the "DGCL"). As a result of the Merger, the separate existence of the Purchaser will cease and the Company will be the surviving corporation (the "Surviving Corporation"). As soon as practicable after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the parties will cause a certificate of merger to be duly filed with the Delaware Secretary of State. The Merger will become effective when the certificate of merger is so filed (the "Effective Time").

          By virtue of the Merger, at the Effective Time: (i) each share of common stock of the Purchaser then issued and outstanding will be converted into one share of common stock of the Surviving Corporation; and (ii) each Share then issued and outstanding, except for Shares held by the Company as treasury shares or owned by the Parent or any subsidiary of the Parent (which Shares will be immediately canceled and no payment will be made with respect thereto), will be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive, without interest, an amount in cash equal to the price per Share paid in the Offer (the "Merger Consideration"). Subject to the right of stockholders to dissent from the Merger and require appraisal of their Shares pursuant to the DGCL, from and after the Effective Time all Shares will be canceled and retired and cease to exist and each holder of a certificate representing any Shares immediately prior to the Effective Time will thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration therefor or payment from the Surviving Corporation of the "fair value" of such Shares as determined under Section 262 of the DGCL.

          Until amended in accordance with applicable law, the certificate of incorporation and bylaws of the Purchaser in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation after the consummation of the Merger. Until successors are duly elected or appointed and qualified in accordance with applicable law, from and after the Effective Time, the directors and officers of the Purchaser immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation after the consummation of the Merger.

          Stock Options; Series B Warrants. At the Effective Time, each outstanding option (a "Company Option") to purchase Shares granted to employees, directors or F.M. Roberts, whether or not exercisable, will be canceled and converted into the right to receive, without interest, an amount in cash (the "Cash Payment") equal to the product of (i) the number of Shares subject to the Company Option and (ii) the excess of (a) the Merger Consideration over (b) the exercise price per share of the Company Option; provided that, with respect to any Person subject to Section 16 of the Exchange Act, any such amount will be paid, without interest, as soon as practicable after the first date payment can be made without liability of such Person under Section 16(b) of the Exchange Act.

          At the Effective Time, the Parent will cause the Surviving Corporation to assume the performance of the covenants and conditions of the Series B Warrant Agreement (the "Series B Warrant Agreement") and the Series C Warrant Agreement (the "Series C Warrant Agreement"), each executed by and between the Company and American Stock Transfer & Trust Company, as the warrant agent (the "Warrant Agent"), and dated as of July 31, 1996, that was to be performed by the Company under each agreement, by supplemental agreement (the "Supplemental Warrant Agreement"). The Supplemental Warrant Agreement will further provide that each holder of a Series B Warrant will have the right after the Effective Time (a) upon exercise of each Series B Warrant and payment of the Exercise Price (as defined in the Series B Warrant Agreement) in effect immediately prior to the Effective Time, to receive the Merger Consideration and one Series C

     Warrant and (b) upon exercise of each Series C Warrant and payment of the Exercise Price (as defined in the Series C Warrant Agreement) in effect immediately prior to the Effective Time, to receive the Merger Consideration.

          Representations and Warranties of the Company. In the Merger Agreement, the Company has made customary representations and warranties to the Purchaser and the Parent, including, but not limited to, representations and warranties relating to the following: the organization and qualification of the Company; the authority of the Company to enter into and perform its obligations under the Merger Agreement; required consents and approvals; the capitalization of the Company; filings made by the Company with the Commission; the accuracy of the Company's financial statements; inventory; contracts and commitments; the absence of certain changes or developments since October 31, 1997; litigation; necessary permits; labor and employee benefit matters; taxes; real estate; personal property; intellectual property rights; environmental matters; insurance; indemnification; board approval and recommendation; stockholder approval; opinion of a financial advisor; finders and investment bankers; and state takeover statutes.

          Representations and Warranties of the Parent and the Purchaser. The Parent and the Purchaser have also made customary representations and warranties in the Merger Agreement, including, but not limited to, representations and warranties relating to the following: the organization and qualification of the Parent and the Purchaser; the authority of each of the Parent and the Purchaser to enter into and perform their obligations under the Merger Agreement; required consents and approvals; filings made by the Parent with the Commission; the accuracy of the Parent's consolidated financial statements; litigation; stockholder approval; availability of sufficient funds to consummate the Offer; the absence of fraudulent conveyances; and finders and investment bankers.

          Covenants of the Company. In the Merger Agreement, the Company has agreed that, except as contemplated or permitted by the Merger Agreement or specifically disclosed in the schedules thereto, or as otherwise approved in writing by the Parent, from the date of the Merger Agreement until the time that the designees of the Purchaser have been appointed to the Board of Directors of the Company, the Company will conduct its business in the ordinary course consistent with past practice. Throughout this same period of time the Company will not (i) adopt or approve any amendment in its certificate of incorporation or bylaws; (ii) merge, consolidate, or enter into a share exchange with any other individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof (a "Person"), acquire a material amount of capital stock or assets of any other Person, or sell, lease, license, mortgage, pledge or otherwise dispose of any material assets, except for the purchase or sale of merchandise inventory in the ordinary course of business consistent with past practice; (iii) declare, set aside, or pay any dividends or make any distributions in respect of the Shares or redeem, repurchase, or otherwise acquire any Shares; (iv) issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock or other securities of the Company, other than upon the exercise of outstanding Company Options or Series B Warrants granted prior to the date hereof, split, combine or reclassify any Shares, or amend the terms of any outstanding voting securities; (v) without the prior written consent of the Parent, which consent shall not be unreasonably withheld or delayed, enter into any new store lease, extend the term of any existing store lease, or enter into certain other contracts or commitments; (vi) except to the extent required by law or by existing written agreements or plans disclosed in Company reports to the Commission or the Company disclosure schedule, increase in any manner the compensation or fringe benefits of any of its directors or officers (other than annual increases, in the ordinary course of business, in the compensation or fringe benefits of officers who are not executive officers), pay any pension or retirement allowance to any such director or officer, become a party to, amend, or commit itself to any pension, retirement, profit-sharing, welfare-benefit plan, or employment agreement with or for the benefit of any such director or officer, grant any severance or termination pay or stay-in-place bonus to any such director or officer, or increase the benefits payable under any existing severance or termination pay or stay-in-place bonus policies; (vii) make any material tax election or settle or compromise any material federal, state, local or foreign tax liability; (viii) change its accounting procedures and practices in any material respects, including but not limited to those relating to inventory valuation and reserves, except to the extent require by changes in generally accepted accounting principles; and (ix) agree to do any of the foregoing.

          In the Merger Agreement, the Company has further agreed that, from the date of the Merger Agreement until the Effective Time, it will not, and will direct and use all reasonable efforts to cause the officers, directors, employees and agents of the Company not to, directly or indirectly, (i) take any action to solicit, to initiate or knowingly to encourage any good faith offer or proposal for (x) a merger or other business combination involving the Company and any Person (other than the Parent, the Purchaser or any subsidiary of either the Parent or the Purchaser), (y) an acquisition by any Person (other than the Parent, the Purchaser or any subsidiary of either the Parent or the Purchaser) of assets or earning power of the Company, in one or more transactions, representing 15% or more of the assets or earning power of the Company, or
     (z) an acquisition by any Person (other than the Parent, the Purchaser or any subsidiary of either the Parent or the Purchaser) of securities representing 15% or more of the voting power of the Company (any of the events in (x), (y) and (z) being a "Company Acquisition Proposal"), (ii) engage or participate in discussions or negotiations, or enter into agreements, with any Person with respect to a Company Acquisition Proposal, or (iii) in connection with a Company Acquisition Proposal, disclose any nonpublic information relating to the Company or afford access to the properties, books or records of the Company to any Person, except that the Company may take action described in clause (ii) or (iii) if (A) such action is taken in connection with an unsolicited Company Acquisition Proposal, (B) in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, the failure to take such action would not be consistent with the fiduciary duties of the Board of Directors under applicable law, and (C) in the case of the disclosure of nonpublic information relating to the Company in connection with a Company Acquisition Proposal, such information is covered by a confidentiality agreement that provides substantially the same protection to the Company as is afforded by the confidentiality agreement, dated October 30, 1997, between the Parent and the Company (the "Confidentiality Agreement"). The Company will promptly notify the Parent orally and in writing of any Company Acquisition Proposal or any inquiries with respect thereto.

          Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Purchaser, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal, or
     (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (in each case, an "Acquisition Agreement") related to any Company Acquisition Proposal, except that, in any case set forth in clause (i), (ii) or (iii) above, prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company may, in response to an unsolicited Company Acquisition Proposal, (A) withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement or (B) approve or recommend any such Company Acquisition Proposal if, in the case of any action described in clause (A) or (B), in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, the failure to take such action would not be consistent with the fiduciary duties of the Board of Directors under applicable law and, in the case of the actions described in clause (B), concurrently with such approval or recommendation the Company terminates the Merger Agreement and promptly thereafter enters into an Acquisition Agreement with respect to a Company Acquisition Proposal.

          Merger Meeting; Proxy Statement. The Merger will be consummated as soon as practicable (and in no event later than six months) after the purchase of Shares pursuant to the Offer. If the Purchaser is able to do so under the DGCL, it will consummate the Merger pursuant to the "short form" merger provisions of the DGCL. The Parent will vote, or cause to be voted, all Shares beneficially owned by it in favor of the Merger. If required by the DGCL in order to consummate the Merger, as soon as practicable following the purchase of Shares pursuant to the Offer, the Company will take all action necessary in accordance with the DGCL and with the Company's certificate of incorporation and bylaws to convene a meeting of its stockholders to approve the Merger and adopt the Merger Agreement (the "Merger Meeting"). The Company's Board of Directors will recommend that the Company's stockholders approve the Merger and adopt the Merger Agreement, and will cause the Company to use all reasonable efforts to solicit from the stockholders proxies to vote therefor, unless (i) in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such recommendation would not be consistent with the fiduciary duties of the Board of Directors under applicable law or (ii) the Merger Agreement is terminated in accordance with its terms. The Company will, if required by law for the consummation of the Merger, prepare and file with the Commission preliminary proxy materials relating to the approval of the Merger and the adoption of the Merger Agreement by the Company's stockholders, and will file with the Commission revised preliminary proxy materials, if appropriate, and definitive proxy materials in a timely manner as required by the rules and regulations of the Commission. Except as otherwise provided in clauses (i) and (ii) of this paragraph, the proxy materials relating to the Merger Meeting will include the recommendation of the Company's Board of Directors.

          Covenants of the Parent and the Purchaser. The Merger Agreement provides that, from and after the Effective Time, the Parent and the Surviving Corporation will jointly and severally indemnify, defend and hold harmless the present and former directors and officers of the Company against all losses, claims, damages and liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to which any of them was or is a party or is threatened to be made a party by reason of the fact that he or she was or is a director or officer of the Company in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent that the Company would have been permitted to indemnify such person under applicable law and the certificate of incorporation and bylaws of the Company or any other agreements or commitments in effect on the date of the Merger Agreement. The Parent will use all reasonable efforts to, without any lapse in coverage, either (i) for at least six years after the Effective Time, provide directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person currently covered by the Company's D&O Insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided that the Parent will not be required to pay per annum more than 150% of the last premium (annualized) paid by the Company for such policy prior to the date of the Merger Agreement, (ii) purchase tail insurance in respect of the Company's existing D&O Insurance for six years for a premium not to exceed the present value (discounted at the rate of 10% per annum) of the maximum annual premiums payable under clause (i) above, or (iii) if such D&O Insurance or tail insurance is only available at premiums in excess of the maximum premiums set forth in clauses (i) or (ii), as applicable, then purchase the highest level of D&O Insurance or tail insurance available at such applicable premium.

          Employee Benefits. The Parent expects that it will provide the employees of the Company with benefits which, in the aggregate, are substantially comparable to the benefits provided from time to time by the Parent to other employees of the Parent or its subsidiaries in similar positions. The Parent agrees in the Merger Agreement that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the benefits provided to such employees will be not less favorable, in the aggregate, than the benefits provided by the Company on the date of the Merger Agreement. The Parent will cause each employee benefit plan of the Parent in which employees of the Company are eligible to participate to take into account, for purposes of eligibility and vesting thereunder, the service of such employees with the Company as if such service were with the Parent, to the same extent that such service was credited under a comparable plan of the Company. The Parent will, and will cause the Surviving Corporation to, honor in accordance with their terms
     (i) all employee benefit obligations to current and former employees of the Company accrued and vested as of the Effective Time and (ii) to the extent set forth in the Company disclosure schedule, all employee severance plans in existence on the date of the Merger Agreement and all employment or severance agreements entered into prior to the date of the Merger Agreement.

          Covenants of the Company, the Parent and the Purchaser. Subject to the terms and conditions of the Merger Agreement, the Company, the Parent and the Purchaser agree to use all reasonable efforts to take all actions and to do all things necessary or advisable under applicable laws and regulations to satisfy the conditions to closing and consummate the transactions contemplated by the Merger Agreement as promptly as practicable. The Company and the Parent will each promptly file Notification and Report Forms under the

     HSR Act and respond as promptly as practicable to all requests for additional information or documentation received from the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC"). Notwithstanding the foregoing, nothing contained in the Merger Agreement will require the Company, the Parent or any of the Parent's subsidiaries (i) to initiate or defend any material pending or threatened litigation to which any governmental or regulatory authority (including the Antitrust Division and the FTC) is a party, (ii) to agree or otherwise become subject to any material limitations on (A) the right of the Parent or the Company, as the Surviving Corporation, effectively to control or operate the business, assets or operations of the Company following the Offer or the Merger, (B) the right of the Parent or the Company, as the Surviving Corporation, to acquire or hold the business, assets or operations of the Company as a result of the Merger, (C) the right of the Purchaser to exercise its rights of ownership of the Shares purchased by it in the Offer, or the right of the Parent to exercise its rights of ownership of the shares of common stock of the Company, as the Surviving Corporation, after consummation of the Merger, including but not limited to the right to vote such shares of common stock on all matters properly presented to the Company's stockholders, or (iii) to agree or otherwise be required to sell or dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of twenty-five (25) stores or more (whether stores of the Company, the Parent or any of the Parent's subsidiaries).

          Conditions to the Merger. The obligations of the Company, the Parent and the Purchaser to consummate the Merger are subject to the satisfaction of the following conditions: (i) if required by applicable law, the Merger has been approved, and the Merger Agreement has been adopted, by the requisite vote of the Company's stockholders; (ii) the Purchaser has purchased all validly tendered and not properly withdrawn Shares in accordance with the Offer; and (iii) no provision of any applicable domestic law or regulation and no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction is in effect that has the effect of making the Offer or the Merger illegal or otherwise restrains or prohibits the purchase of Shares pursuant to the Offer or the consummation of the Merger. The obligations of the Parent and the Purchaser to consummate the Merger are subject to compliance by the Company with its obligation to cause persons designated by the Parent to become directors of the Company in accordance with the Merger Agreement.

          Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any prior approval of the Merger and adoption of the Merger Agreement by the Company's stockholders, (i) by the mutual written consent of the Company, the Parent and the Purchaser; (ii) by the Company if the Purchaser has not purchased Shares pursuant to the Offer by May 31, 1998, or by either the Company or the Parent if the Merger has not been consummated by October 31, 1998, provided that such right of termination will not be available to any party that, at the time of termination, is in material breach of its obligations under the Merger Agreement; (iii) by either the Company or the Parent if any applicable domestic law, rule or regulation makes consummation of the Offer or the Merger illegal or if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction restrains or prohibits the consummation of the Offer or the Merger and such judgment, injunction, order or decree has become final and nonappealable; (iv) by either the Company or the Parent if the requisite vote of the Company's stockholders approving the Merger and adopting the Merger Agreement has not been obtained at the Merger Meeting; provided that the right to so terminate the Merger Agreement will not be available to (a) the Parent if it has not voted, or caused to be voted, all Shares beneficially owned by it in favor of the Merger, or (b) the Company if it has not taken all action necessary to convene a meeting of its stockholders to approve the Merger and adopt the Merger Agreement; (v) by either the Company or the Parent if the Offer terminates without the purchase of Shares thereunder; provided that the right to so terminate the Merger Agreement shall not be available to (a) the Parent, if the Purchaser has breached its obligations to conduct the Offer in accordance with the terms of the Merger Agreement, or (b) any party whose willful failure to perform any of its obligations under the Merger Agreement results in the failure of any of the Offer Conditions or if the failure of any such Offer Conditions results from facts or circumstances that constitute a material breach of the representations or warranties of such party under the Merger Agreement; (vi) prior to the purchase of Shares by the Purchaser pursuant to the Offer, by the Parent if
     (a) the Company violates its obligations under the terms of the Merger Agreement regarding Company Acquisition Proposals in any material respects and thereafter any Person publicly makes a Company Acquisition Proposal or (b) the Board of Directors of the Company does not publicly recommend in the
     Schedule 14D-9 that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve the Merger and adopt the Merger Agreement, or if the Board of Directors of the Company withdraws, modifies or changes such recommendation in any manner materially adverse to the Parent; or (vii) by the Company if the Company receives an unsolicited Company Acquisition Proposal that the Board of Directors determines in good faith, after consultation with its legal and financial advisors, is likely to lead to a merger, acquisition, consolidation or similar transaction that is more favorable to the stockholders of the Company than the transactions contemplated by the Merger Agreement; provided that the Company has given the Parent at least five days notice of the material terms of such Company Acquisition Proposal and such termination shall not be effective until the Company has paid the Termination Fee (as defined below), if and to the extent required under the terms of the Merger Agreement.

          In the event of any such termination of the Merger Agreement and abandonment of the Offer and the Merger, no party to the Merger Agreement (or any of its directors, officers, employees, agents or advisors) will have any liability or further obligation to any other party to the Merger Agreement except (i) for obligations of the Company to pay, under circumstances described below, the Termination Fee and certain expenses of the Parent and the Purchaser, (ii) for obligations arising out of the applicability of the Confidentiality Agreement to information provided pursuant to the Merger Agreement, and (iii) for liability for any breach of covenants or agreements of the Merger Agreement.

          Fees and Expenses. The Merger Agreement provides that, except as set forth below, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring the costs and expenses.

          Pursuant to the Merger Agreement, if (i) any Person publicly makes a Company Acquisition Proposal and thereafter the Merger Agreement is terminated by the Company or the Parent because the requisite vote of the Company's stockholders approving the Merger and adopting the Merger Agreement has not been obtained at the Merger Meeting, (ii) any Person publicly makes a Company Acquisition Proposal and thereafter the merger Agreement is terminated by the Company or the Parent because an insufficient number of Shares are tendered pursuant to the Offer, (iii) prior to the Purchase of Shares by the Purchaser pursuant to the Offer, the Merger Agreement is terminated by the Parent because (a) the Company has violated its obligations under the terms of the Merger Agreement regarding Company Acquisition Proposals in any material respects and thereafter any Person publicly makes a Company Acquisition Proposal or (b) the Board of Directors of the Company has not publicly recommended in the Schedule 14D-9 that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve the Merger and adopt the Merger Agreement, or if the Board of Directors of the Company has withdrawn, modified or changed such recommendation in any manner materially adverse to the Parent, or (iv) the Merger Agreement is terminated by the Company because the Company receives an unsolicited Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its legal and financial advisors, is likely to lead to a merger, acquisition, consolidation or similar transaction that is more favorable to the stockholders of the Company than the Merger, then the Company will reimburse the Parent and the Purchaser for all of the reasonable documented out-of-pocket expenses and fees actually incurred by the Parent and the Purchaser in connection with the transactions contemplated by the Merger Agreement prior to the termination of the Merger Agreement, including, without limitation, all reasonable fees and expenses of counsel, financial advisors, accountants and environmental and other experts and consultants to the Parent and the Purchaser ("Transaction Costs"); except that the Company will not be required to reimburse the Parent or the Purchaser for Transaction Costs in excess of $750,000 in the aggregate.

          Pursuant to the Merger Agreement, if (i) any Person publicly makes a Company Acquisition Proposal, thereafter the Merger Agreement is terminated by the Company or the Parent because the requisite vote of the Company's stockholders approving the Merger and adopting the Merger Agreement has not been obtained at the Merger Meeting, and within 12 months after termination the Company agrees to or consummates any Company Acquisition Proposal, (ii) any Person publicly makes a Company Acquisition Proposal, thereafter the merger Agreement is terminated by the Company or the Parent because an insufficient number of Shares are tendered pursuant to the Offer, and within 12 months after termination the Company agrees to or consummates any Company Acquisition Proposal, (iii) prior to the Purchase of Shares by the Purchaser pursuant to the Offer, the Merger Agreement is terminated by the Parent because (a) the Company has violated its obligations under the terms of the Merger Agreement regarding Company Acquisition Proposals in any material respects and thereafter any Person publicly makes a Company Acquisition Proposal or
     (b) the Board of Directors of the Company has not publicly recommended in the Schedule 14D-9 that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve the Merger and adopt the Merger Agreement, or if the Board of Directors of the Company has withdrawn, modified or changed such recommendation in any manner materially adverse to the Parent, or (iv) the Merger Agreement is terminated by the Company because the Company receives an unsolicited Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its legal and financial advisors, is likely to lead to a merger, acquisition, consolidation or similar transaction that is more favorable to the stockholders of the Company than the Merger, then, in addition to reimbursing the Parent and the Purchase for their Transaction Costs, the Company will pay to the Parent a fee of $750,000 (the "Termination Fee"). If the Parent is required to file suit to seek the Termination Fee, and it ultimately succeeds on the merits, it will be entitled to all expenses, including reasonable attorneys' fees, that it has incurred in enforcing its right to receive the Termination Fee. If the Parent receives a Termination Fee under circumstances in which a Termination Fee is payable, neither the Parent, the Purchaser nor any of their affiliates will assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its directors, officers, employees, agents or representatives based in whole or in part upon its or their receipt, consideration, recommendation or approval of a Company Acquisition Proposal, including the Company's exercise of its right of termination of the Merger Agreement upon receipt of certain Company Acquisition Proposals.

          Waiver and Amendment. Subject to applicable law and the terms of the Merger Agreement, any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and duly executed and delivered, in the case of an amendment, by each of the parties to the Merger Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

     Required Vote. In general, under Delaware law and the Company's certificate of incorporation, the Merger requires the approval of the Company's Board of Directors and the approval of the holders of a majority of all outstanding Shares.

     Accordingly, if the Purchaser acquires more than a majority of the outstanding Shares pursuant to the Offer, the Purchaser would have the voting power to approve the Merger without the vote of any other stockholders and could effect the Merger by so voting and by action of the Board of Directors of the Purchaser, the Company's Board of Directors having already approved the Merger on February 1, 1998. This will be the case if the Minimum Condition is satisfied. In the Merger Agreement, the Purchaser has agreed to vote in favor of the Merger all of the Shares purchased pursuant to the Offer.

     Further, Delaware law provides that, if a parent corporation owns 90% or more of each class of outstanding shares of a subsidiary, the parent corporation may merge the subsidiary into itself, or merge itself into the subsidiary, by action of the board of directors of the parent corporation and without action or vote by the stockholders of either corporation. Accordingly, if the Purchaser owns 90% or more of the outstanding Shares after consummation of the Offer, a "short form" merger could be effected by action of the Purchaser's Board of Directors and without the approval of the Company's stockholders.

     Dividends and Distributions. The Company has agreed that, from the date of the Merger Agreement until the time that the designees of the Purchaser have been appointed to the Board of Directors of the Company, the Company will not declare, set aside or pay any dividends or make any distributions on the Shares. See Section 13.

     Appraisal Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who comply with all statutory requirements and do not vote in favor of the Merger will have the right under the DGCL to demand an appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the Effective Time in accordance with Section 262 of the DGCL.

     Under the DGCL, stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market price of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be equal to, higher or lower than the price per Share paid pursuant to the Offer or the price per Share to be paid in the Merger.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires the merger to be fair to the other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Phillip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF DELAWARE LAW.

     "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

SECTION 14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), to pay for any Shares not theretofore accepted for payment or paid for pursuant to the Offer, if (1) there are not validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, when aggregated with the Shares then owned by the Parent and any of its affiliates, represents at least a majority of the Shares then outstanding on a fully diluted basis (the "Minimum Condition") or (2) at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment any of the following conditions exist:

          (a) Any provision of any applicable domestic law or regulation, or any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction, is in effect that makes the Offer or the Merger illegal or otherwise, directly or indirectly, prohibits or materially restrains the making of the Offer, the acceptance for payment of, payment for or ownership, directly or indirectly, of some or all of the Shares by the Purchaser or the Parent, makes the foregoing substantially more costly or materially delays the Merger.

          (b) Any consents, authorizations, orders and approvals of, or filings or registrations with, any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Agreement has not been obtained or made, except (i) the filing of appropriate certificates of merger in accordance with Delaware law and (ii) where the failure to obtain or make any such consent, authorization, order, approval, filing or registration is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of the Company (a "Company Material Adverse Effect"), or on the financial condition, results of operations or business of the Parent and the Purchaser, taken as a whole (a "Parent Material Adverse Effect"), and would not render the Offer or the Merger illegal or provide a reasonable basis to conclude that the parties or their affiliates or any of their respective directors or officers will be subject to the risk of criminal liability.

          (c) Any requirement that the Parent, the Purchaser or the Company (i) initiate or defend against any material pending or threatened litigation to which any governmental or regulatory authority (including the Antitrust Division and the FTC) is a party, (ii) agree or otherwise become subject to any prohibition or material limitations on (A) the right of the Parent or the Company, as the Surviving Corporation, effectively to control or operate the business, assets or operations of the Company following the Offer or the Merger, (B) the right of the Parent or the Company, as the Surviving Corporation, to acquire or hold the business, assets or operations of the Company as a result of the Merger, (C) the right of the Purchaser to exercise its rights of ownership of the Shares purchased by it in the Offer, or the right of the Parent to exercise its rights of ownership of the Shares of the Company, as the Surviving Corporation, after consummation of the Merger, including but not limited to the right to vote the Shares on all matters properly presented to the Company's stockholders, or (iii) to agree or otherwise be required to sell or dispose of, hold separate (through the establishment of a trust or otherwise) or divest itself of twenty-five (25) stores or more (whether stores of the Company, the Parent or any of the Parent's subsidiaries).

          (d) Any third party consents required for the consummation of the Offer have not been obtained except where the failure to obtain any such third party consents is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect.

          (e) The Company has failed to perform the obligations to be performed by it under the Merger Agreement at or prior to such time or any representations and warranties of the Company contained in the Merger Agreement are not true at such time as if made at and as of such time (unless the representation or warranty is made as of a specified date, in which case such representation or warranty will be true as of such date), except to the extent that the failure to perform such obligations and the untruth of such representations and warranties is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and the Parent has received a certificate signed by an executive officer and by the chief financial officer of the Company to the foregoing effect. For purposes of determining whether this condition has been satisfied, all qualifications in the representations and warranties as to materiality will be disregarded, and all qualifications as to the knowledge of the Company will be deemed to mean the knowledge of the Company at the time such certificate is signed.

          (f) The Merger Agreement has been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of the Purchaser and the Parent and may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion (except that the Purchaser may not, without the consent of the Company, waive the Minimum Condition). The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

SECTION 15. CERTAIN LEGAL MATTERS

     General. Except as otherwise disclosed herein, based on information furnished by the Company or filed by the Company with the Commission, neither the Purchaser nor the Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. Although the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or the Parent or that certain parts of the businesses of the Company, the Purchaser or the Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

     Antitrust. Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Parent filed a Notification and Report Form with respect to the Offer on February 5, 1998, and the Company expects to file a Notification and Report Form with respect to the Offer during the week of February 8, 1998.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent. Accordingly, because the Parent made the filing on February 5, 1998, the waiting period with respect to the Offer will expire at 11:59 p.m., Eastern Standard Time, on February 20, 1998 unless the Parent or the Company receives a request for additional information or material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from the Parent or the Company concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., Eastern Standard Time, on the tenth calendar day after the date of substantial compliance by the Parent or the Company with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     Private parties and state attorneys general may also bring action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which the Parent and the Company are engaged, the Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result.

     Certain State Laws; Certificate of Incorporation. Section 203 of the DGCL provides that, except in certain circumstances, a Delaware corporation may not engage in a "business combination" with an "interested" stockholder for three years following the date on which the stockholder became an "interested" stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the "business combination" or the transaction that resulted in the stockholder becoming an "interested" stockholder. If the Minimum Condition is satisfied, the Purchaser will become an "interested" stockholder of the Company when it purchases Shares pursuant to the Offer, and the Merger will be a "business combination." However, the

Board of Directors of the Company has approved both the Offer and the Merger and, therefore, the Company will not need to wait for three years before completing the Merger.

     Similarly, Article Ninth of the Company's certificate of incorporation provides that unless the Board of Directors of the Company by a vote of not less than seventy-five percent (75%) of the then authorized number of directors expressly approves the merger between the Company and a "related corporation," the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of voting common stock of the Company will be required for the authorization of a merger between the Company and a "related corporation." Since the Purchaser will become a "related corporation" if the Minimum Condition is satisfied, the Merger must comply with Article Ninth of the Company's certificate of incorporation. However, since the Board of Directors has unanimously approved the Merger, the affirmative vote of the holders of not less than seventy-five percent (75%) of the Shares will not be necessary for the consummation of the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, the Supreme Court of the United States in Edgar v. MITE Corp. invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, the Supreme Court in CTS Corp. v. Dynamics Corp. of America held that the Indiana Control Share Acquisition Act was constitutional. Such Act, by its terms, is applicable only to corporations that have a substantial number of stockholders in Indiana and are incorporated there. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover law is applicable to the Offer and the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

SECTION 16. FEES AND EXPENSES

     McDonald & Company is acting as Dealer Manager in connection with the Offer and serving as exclusive financial advisor to the Parent in connection with the Offer and the Merger. Pursuant to the terms of McDonald & Company's engagement, the Parent has agreed to pay McDonald & Company a fee of $400,000 in connection with the Offer and the Merger. In addition, the Parent has agreed to reimburse McDonald & Company for its reasonable out-of-pocket expenses, including, without limitation, reasonable fees and expenses of its legal counsel, incurred in connection with the Offer and the Merger or otherwise arising out of McDonald & Company's engagement, and has also agreed to indemnify McDonald & Company and certain related parties against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws, arising out of McDonald & Company's engagement.

     Corporate Investor Communications, Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchaser has agreed to indemnify the

Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

     Harris Trust Company of New York has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

     Except as set forth above, neither the Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

SECTION 17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor the Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or the Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     THE PURCHASER AND THE PARENT HAVE FILED WITH THE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE 14D-1 PURSUANT TO RULE 14D-3 UNDER THE EXCHANGE ACT, TOGETHER WITH EXHIBITS, FURNISHING CERTAIN ADDITIONAL INFORMATION WITH RESPECT TO THE OFFER, AND MAY FILE AMENDMENTS THERETO. SUCH SCHEDULE 14D-1 AND ANY AMENDMENTS THERETO, INCLUDING EXHIBITS, MAY BE INSPECTED AND COPIES MAY BE OBTAINED IN THE MANNER SET FORTH IN SECTION 8 WITH RESPECT TO THE COMPANY (EXCEPT THAT SUCH MATERIAL WILL NOT BE AVAILABLE AT THE REGIONAL OFFICES OF THE COMMISSION).

                          FCA ACQUISITION CORPORATION
February 6, 1998

                                   SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT AND THE PURCHASER

     The Parent. Set forth below are the names, business addresses and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of the Parent. Except as otherwise noted, the business address of each such person is 5555 Darrow Road, Hudson, Ohio 44236, and each such person is a United States citizen. Directors of the Parent are indicated by an asterisk.

                                             PRINCIPAL OCCUPATION OR EMPLOYMENT,
            NAME                                  5-YEAR EMPLOYMENT HISTORY
----------------------------   ---------------------------------------------------------------
Alan Rosskamm*..............   Mr. Rosskamm (age 48) currently serves as Chairman of the
                                 Board, President and Chief Executive Officer of the Parent. He
                                 has served as President since April 1993, Chairman of the
                                 Board since July 1992, and Chief Executive Officer for more than five years. Mr. Rosskamm is also currently a member of the Board of Directors of Charming Shoppes Inc., a women's apparel retailer. Mr. Rosskamm has been a Director of the
                                 Parent since 1985.
Brian P. Carney.............   Mr. Carney (age 37) has served as Executive Vice President and
                                 Chief Financial Officer of the Parent since October 1997. Prior to joining the Parent, he served as Senior Vice
                                 President-Finance, from May 1996 to August 1997, and Vice
                                 President and Controller, from June 1992 to May 1996, of
                                 Revco D.S., Inc. (previously a public company).
David E. Bolen..............   Mr. Bolen (age 46) has served as Executive Vice
                                 President-Business Development of the Parent since August 1997.
                                 He served as Senior Vice President-General Manager E.T.C. of the Parent from March 1997 to August 1997. Prior to joining the Parent, Mr. Bolen served as Executive Vice
                                 President-Operations of Michaels Stores, from July 1994 to
                                 August 1996, and as Executive Vice President, Chief Operating
                                 Officer and Director of Leewards Creative Crafts, from
                                 January 1986 to July 1994.
Jane A. Aggers..............   Ms. Aggers (age 49) has served as Executive Vice
                                 President-Merchandising, Marketing, Logistics and Inventory
                                 Management of the Parent since April 1993. Prior to April
                                 1993, she served as Senior Vice President-General Merchandise
                                 Manager of the Parent from May 1990 to April 1993.
John W. Hermsen.............   Mr. Hermsen (age 51) has served as Executive Vice
                                 President-Stores of the Parent since August 1995. Prior to joining the Parent, he served as Executive Vice
                                 President-Store Operations and Distribution of Ames
                                 Department Stores, Inc., from June 1993 to July 1995, and as
                                 Vice President-Stores of Shopko Stores Inc., from May 1986 to
                                 June 1993.
John Z. Stec................   Mr. Stec (age 73) has served as Senior Vice President-Real
                                 Estate of the Parent for more than 5 years.
Betty Rosskamm*.............   Ms. Rosskamm (age 69) has served as Senior Vice President and
                                 Secretary of the Parent for more than five years. Ms. Rosskamm has been a director of the Parent since 1967.
Alma Zimmerman*.............   Ms. Zimmerman (age 84) has served as Senior Vice President of the Parent for more than five years. Ms. Zimmerman has been a director of the Parent since 1967.

                                             PRINCIPAL OCCUPATION OR EMPLOYMENT,
            NAME                                  5-YEAR EMPLOYMENT HISTORY
----------------------------   ---------------------------------------------------------------
Gregg A. Searle*............   Mr. Searle (age 49) joined the Parent's Board of Directors in
                                 1996. He has served as President and Chief Operating Officer, since November 1996, and Executive Vice President, from
                                 August 1993 to February 1996, of Diebold, Incorporated. He
                                 also served as Vice President of Diebold, Incorporated and
                                 General Manager of InterBold from January 1992 to August
                                 1993. Mr. Searle is also currently a member of the Board of
                                 Directors of Diebold, Incorporated.
Scott S. Cowen*.............   Mr. Cowen (age 51) joined the Parent's Board of Directors in
                                 1987. He has served as Dean of the Weatherhead School of
                                 Management and A. J. Weatherhead III Professor of Management
                                 at Case Western Reserve University since 1984. Mr. Cowen is also currently a member of the Boards of Directors of
                                 American Greetings Corporation, Forest City Enterprises,
                                 Inc., Rubbermaid Inc. and Weatherhead Industries.
Ira R. Gumberg*.............   Mr. Gumberg (age 44) joined the Parent's Board of Directors in
                                 1992. He has served as Chief Executive Officer and President of
                                 J.J. Gumberg Co., a real estate management and development company, since 1989. Mr. Gumberg is also currently a member of the Boards of Directors of Mellon Bank, N.A. and J.J.
                                 Gumberg Co.
Francis A. Newman*..........   Mr. Newman (age 49) joined the Parent's Board of Directors in
                                 1991. He has served as Chairman of the Board, since February
                                 1997, Chief Executive Officer, since February 1996,
                                 President, since July 1993, and Chief Operating Officer, from
                                 July 1993 to February 1996, of Eckerd Corporation, which
                                 operates retail pharmacy stores. Prior to joining Eckerd in
                                 July 1993, he served as President and Chief Executive Officer of F & M Distributors for more than five years. Mr. Newman is also currently a member of the Boards of Directors of Eckerd
                                 Corporation, AmSouth Bancorporation and Jabil Circuits, Inc.

The Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The business address, present principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

            NAME                                 POSITION WITH THE PURCHASER
----------------------------   ---------------------------------------------------------------
Alan Rosskamm...............   Chairman of the Board, Chief Executive Officer and Director
Brian P. Carney.............   Vice President, Treasurer and Director
Betty Rosskamm..............   Vice President, Secretary and Director

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

                  By Mail:                          By Hand/Overnight Delivery:
            Wall Street Station                            Receive Window
               P.O. Box 1023                             Wall Street Plaza
          New York, NY 10268-1023                    88 Pine Street, 19th Floor
                                                         New York, NY 10005

                           By Facsimile Transmission:
                                 (212) 701-7636
                           For Information Telephone:
                                 (212) 701-7624

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
              111 Commerce Road - Carlstadt, New Jersey 07072-2586
                     Banks and Brokers call (800) 346-7885
                    All others call Toll Free (888) 203-7315

                      The Dealer Manager for the Offer is:

                      MCDONALD & COMPANY SECURITIES, INC.
                           McDonald Investment Center
                              800 Superior Avenue
                           Cleveland, Ohio 44114-2603
                                 (216) 443-2300